Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-113630, Form S-3 No. 333-123862 and Form S-8 No. 333-127001) of American Equity Investment Life Holding Company and in the related Prospectuses of our report dated March 11, 2005, except for Note 2, as to which the date is November 11, 2005, with respect to the consolidated financial statements and schedules of American Equity Investment Life Holding Company included in this Annual Report (Form 10-K/A Amendment No. 2) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Des Moines, Iowa
November 11, 2005